Business Conduct Policy	Business Owner: Board Approval Date: Effective Date:	President June 9, 2021 June 9, 2021

At Mawer, all business decisions and activities are conducted in the best interests of our clients and the Mawer Funds. Mawer adheres to the CFA Code of Ethics and Standards of Professional Conduct and CFA Institute Asset Manager Code of Professional Conduct.

You are required to avoid activities, interests, and associations which may harm the reputation of Mawer or that interfere with your ability to exercise judgement or act in the best interest of our clients, Mawer or its subsidiaries, or the public. Activities such as personal financial dealings with clients, gifts and entertainment, powers of attorney or executor roles, and outside business activities give rise to potential conflicts of interest that may interfere with your independence and objectivity.

Who is Bound by this Policy?

All Mawer employees, partners and personnel employed by or contracted directly or indirectly by Mawer or one of its subsidiaries.

Gifts and Entertainment

You and your immediate family members are permitted to give or receive bonuses, fees, commissions, gifts, entertainment, or any other similar form of consideration from or to any person, business, or association which Mawer does, or seeks to do business with, provided the value is less than $250. For any items greater than $250, you must obtain approval from your People Leader and disclose the occurrence to Compliance.

Giving or receiving cash (including VISA/MC gift cards) is not acceptable in any amount.

Outside Activity:

You are permitted to engage in outside activities so long as:

•	they do not interfere with your responsibilities at Mawer,
•	if they create any conflict of interest, such conflicts are managed in the best interests of our clients, and
•	they are disclosed and approved by your People Leader, and/or the Board.

An outside activity (OA) includes:

•	investment interests in private companies resulting in a 20% or greater ownership interest or becoming a director or officer (note - all investment interests in private companies require reporting under the personal trading policy)
•	volunteer roles in the community,
•	outside employment that may conflict with your time or responsibilities to Mawer,
•	ownership of commercial or residential real estate rentals,
•	director or committee positions with public or private companies, or not-for profit organizations and associations,
•	a position (paid or unpaid) that places you in a leadership or influential role (such as coaching a sports team or a community, religious organization, or other leadership position).

Approval and Disclosure of OAs

You must disclose your outside activities to Legal & Compliance and your People Leader prior to engaging in the outside activity.

Legal & Compliance will review your outside activity to assess if a real or potential conflict of interest with Mawer’s clients, Mawer, or its subsidiaries may exist. If a conflict may exist, Legal & Compliance will recommend measures that could be taken to manage the potential or real conflict of interest or may recommend the request for approval be denied and the OA not be undertaken. The assessment by Legal & Compliance will be provided to you and your People Leader; your People Leader will then be required to approve your OA.

New Employees: Prior to joining Mawer, you must disclose all existing OA’s to Legal & Compliance and obtain approval from your People Leader.

Registered Individuals: Legal & Compliance will determine whether the OA requires disclosure to regulatory authorities under applicable securities regulations.

Owners/Partners: Owners and their Principals may engage in OA’s and personal investments that do not interfere with the performance of their duties at Mawer or prejudice or conflict with the business interests of Mawer. Any external activity, position of influence, significant investment (i.e. in excess of 20% of the ownership of an entity or investment) or business activity for compensation (cash, equity, options, or any other form) not involving Mawer is required to obtain the approval of the Board. All personal investments require disclosure and/or approval under the Personal Trading Policy.

Directors & Officer Appointments

You are prohibited from serving as an officer or director of any public or private company which is or may be held by a Mawer Fund or in a portfolio managed for a Mawer client. If you hold a director or officer position in a company when a Mawer Fund or client account initiates a new investment position, you must:

•	notify Legal & Compliance,
•	resign from the position within 60 days of the initial investment by a Mawer Fund or client account, and
•	immediately abstain from voting on any matter that may affect the interests of the Mawer Fund or client account prior to your resignation.

Personal Financial Dealings with Clients

You must not put yourself in a position of power or influence over clients or potential clients, in particular clients or potential clients who may be vulnerable. Mawer must ensure there are no personal or private financial dealing between its personnel and its clients that could create actual or perceived conflicts of interest.

You are prohibited from engaging in the following personal financial dealings with any client of Mawer (this includes employees and owners who are also clients):

•	borrowing from a client, other than from clients who are in the business of lending (e.g. financial institutions);
•	lending or extending credit to a client;
•	buying or selling property or assets to/from a client, unless such transaction is:
-	priced at fair market value,
-	conducted through a common commercial mechanism (if one exists for transactions of that type) and subject to common commercial terms – examples include an auction, public marketplace, real estate transaction using registered real estate brokers, etc., and
-	the transaction does not create a conflict of interest or perceived conflict of interest for Mawer or its client.

Exclusions:

•	Lending or borrowing from family members for purchases of ownership interest in Mawer.
•	Lending or borrowing among owners for purchases of ownership interests in Mawer that have been approved by the Board.
•	Firm financing of ownership interests in Mawer.

•	Charitable donations made to clients or the client’s employer.
•	Other personal financial dealings with clients that have been approved by the Board.

Powers of Attorney or Executor Roles

You may not accept an appointment, or continue acting, under a power of attorney (POA), an executor appointment, or a similar authority on behalf of a client of Mawer.

Exceptions:

You may accept or act for a client of Mawer under a power of attorney (POA), executor appointment, or a similar authority if the client is a close family member (a spouse, sibling, parent, child, cousin, aunt or uncle) provided that:

•	if you are a registrant, the applicable client account(s) are not managed by you;
•	the registrant responsible for the client account(s) retains a copy of the POA or similar authorization and complies with all applicable terms and conditions;
•	the applicable client accounts are disclosed to Compliance and subject to periodic review by Compliance.

No other exceptions are permitted unless approved by the Board.

Legal Actions

If you become aware of a client, vendor, or service provider threatening legal action against Mawer, its subsidiaries, or any Mawer personnel, you must immediately notify Legal. You must not communicate with, or respond to, any external parties or external legal counsel regarding any ongoing or pending legal action involving Mawer or its subsidiaries.

Registrants are required to disclose any personal legal actions initiated against them to their People Leader and Compliance (as they may require reporting to regulatory authorities).

You are required to report to the General Counsel any ongoing or pending criminal or civil legal matters which involve you personally (as either plaintiff or defendant) and that may impact Mawer, its subsidiaries, or Mawer clients.

Annual Acknowledgment

You are required to provide a signed annual acknowledgment to Legal & Compliance which includes a certification of your compliance or disclosure of any non-compliance with the Personal Trading Policy, the Business Conduct Policy, the Conflicts of Interest Policy, and any other policy in the Mawer Policy Manual relevant to your role and responsibilities. Compliance ensures that the Annual Acknowledgment forms are collected and reviewed on an annual basis.

Reporting and Monitoring

People Leaders are responsible for supervising and approving their team members activities covered by this policy and reporting to Legal & Compliance through the Quarterly People Leader Acknowledgement. Legal & Compliance is responsible for reviewing, monitoring and reporting compliance with this policy to the Risk Management Committee.

Recordkeeping

Records of requests and approvals for any activity covered by this policy must be maintained by you, Legal & Compliance and your People Leader.

Outside activities of owners that are approved by the Board pursuant to the Partnership and Shareholders’ Agreement will be maintained by Legal & Compliance.

Non-Compliance with this Policy

Non-compliance with this policy is a serious matter and may result in disciplinary action up to and including dismissal, as well as possible civil or criminal prosecution for any violations of applicable laws and regulations.

Relevant Laws, Regulations or Rules:

•	CFA Asset Manager Code of Professional Conduct, https://www.cfainstitute.org/-/media/documents/code/amc/asset-manager-code.ashx
•	CFA Code of Ethics and Standards of Professional Conduct, https://www.cfainstitute.org/-/media/documents/code/code- ethics-standards/code-of-ethics-standards-professional-conduct.ashx
•	National Instrument 31-103, Part 13, Division 2
•	National Instrument 31-103CP, Part 13, Division 2

•	Rule 206(4)-5 under the Investment Advisers Act
•	IRC Conflicts of Interest Matters Manual